Exhibit 99.1
Medovex Corp. Enters into Merger Agreement to Acquire Streamline, Inc.

ATLANTA, GA--(Marketwired – 3/10/15) - Medovex Corp. (NASDAQ: MDVX), a developer of medical technology products, announced today that it has entered into a definitive merger agreement to acquire 100% of the stock of Streamline, Inc., a Minneapolis, Minnesota based medical technology company. Closing of the merger is subject to customary conditions and approval by Streamline shareholders at a meeting scheduled for March 25, 2015.

Medovex expects to combine Streamline’s expertise in patient safety oriented durable medical equipment with Medovex’s vision for acquiring and developing medical technology that solves significant challenges faced by health care providers. Streamline developed the IV Suspension System (ISS™), a patient equipment management device that makes the management of patients and their equipment easier, safer and more efficient within hospitals by combining the advantages of both stand-alone and bed-mounted IV pole in one system.

A demonstration of the Streamline ISS may be viewed here: Streamline

Jarrett Gorlin, CEO of Medovex stated, “Pending approval, Streamline will be our first merger. According to Critical Care Medicine, there are roughly 100,000 critical care beds in U.S. hospitals. It is a turnkey acquisition and its product can immediately be brought to market in scale. The technology is patent protected, FDA cleared, already manufactured and extensively tested. We anticipate forming a U.S. marketing partnership in upcoming weeks followed by a full scale product launch.”

Gorlin continued, “Streamline’s ISS technology serves a growing need for safety and efficiency for both patients and caregivers in the hospital setting. The product provides caregivers with a more efficient means of handling the growing amount of patient equipment that remains with patients as they move about a hospital”.

Current methods of intra-hospital transportation require cumbersome handling and control of patient beds and mobile IV stands during the transport process. It’s during these transports that patient care can be compromised. The ISS also provides safety benefits to patients through reduction in IV line pull incidents.

A study from the Society for Academic Emergency Medicine revealed that adverse events occurred in 68% of the 340 transports observed.  49% of those events were related to the equipment, and more specifically 26% were related to equipment IV lines.

About Medovex:

Medovex was formed to acquire and develop a diversified portfolio of potentially ground breaking medical technology products. Criteria for selection include those products with potential for significant improvement in the quality of patient care combined with cost effectiveness. Medovex’s first pipeline product, the DenerveX™ device, is intended to provide long lasting relief from pain associated with facet joint syndrome at significantly less cost than currently available options. To learn more about Medovex Corp., visit www.medovex.com

Safe Harbor Statement:

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While Medovex believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including the risks that the Streamline ISS product may not prove to be  efficient, that the Company will not be able to form a satisfactory U.S. marketing relationship, and that the Company’s product may not prove effective in increasing the safety of intra-hospital patient transport, as well as the risks identified in the Company's filings with the Securities and Exchange Commission (the "SEC"), including but not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

CONTACT INFORMATION

Medovex Corp.
Jason Assad
470-505-9905
Jassad@medovex.com